EXHIBIT 99.1

Rush Enterprises, Inc. Reports First Quarter 2015 Results

  First quarter Class 8 and Class 4-7 truck sales outpace industry
  Product breadth and network reach help offset decline in energy sector activity
  Aftermarket revenues remain strong
  Progress continues on strategic growth initiatives

SAN ANTONIO, April 21, 2015 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended March 31, 2015, the Company's net income was $16.8 million, or $0.41 per diluted share, compared to net income of $12.0 million, or $0.30 per diluted share, in the quarter ended March 31, 2014.

"We are extremely pleased with our strong financial performance this quarter despite a significant impact to Class 8 truck sales due to reduced activity in the energy sector. We have completed the rollout of our business operating system and continue to make progress on our strategic growth initiatives to expand our portfolio of aftermarket solutions," said W.M. "Rusty" Rush, chairman, chief executive officer and president of Rush Enterprises, Inc.

"I am extremely grateful to our employees for their contribution to our success this quarter. I am also extremely proud of their efforts to help implement growth initiatives, seek out new business opportunities and make progress toward continuous improvement while supporting all of our customers with excellent service around the country," continued Rush.

Operations

Aftermarket Solutions

Aftermarket services accounted for approximately 63% of the Company's total gross profit with parts, service and body shop revenue up 9.1% as compared to the first quarter of 2014. The Company achieved a quarterly absorption rate of 115.3% in the first quarter of 2015.

"Continued steady demand for repair and maintenance of vehicles fueled by general economic improvement, pre-delivery inspections and modifications from new and used truck sales and mobile service activity drove aftermarket revenues in the first quarter," said Rush.

"Aftermarket activity in the energy sector remained steady this quarter, although we have begun to see activity decrease slightly as compared to the end of 2014. As rig counts decrease, we expect that this decline will negatively impact parts and service revenues through the remainder of the year. We remain committed to working with our customers operating in this sector through this difficult period," Rush explained.

Truck Sales

U.S. Class 8 retail sales were 56,736 units in the first quarter, up 25% over the same time period last year. Rush's Class 8 sales increased 52% over the same time period, significantly outpacing the industry and accounting for 7.2% of the U.S. Class 8 truck market.

"We saw a significant negative impact from reduced activity in the energy sector to Class 8 truck sales this quarter, but we were able to offset this decline with incremental sales to mid- and large-size over-the-road fleets whose businesses primarily serve consumer retail markets. Steady demand continued from vocational customers operating in the construction segment as well," Rush said.

Rush's Class 4-7 medium-duty sales increased 37% over the first quarter of 2014, accounting for 5.6% of the total U.S. market and also significantly outpacing U.S. Class 4-7 truck sales in the first quarter, which increased by 12%. "Our strong medium-duty truck sales performance this quarter was driven by deliveries to several large leasing companies along with our continued ability to offer ready-to-roll equipment to vocational operators supporting infrastructure projects taking place throughout the country," Rush added.

ACT Research forecasts U.S. retail sales for Class 8 vehicles to reach 267,000 units in 2015, a 19% increase over 2014. ACT Research also forecasts U.S. retail sales for Class 4-7 vehicles to reach 209,000 units in 2015, a 4% increase over 2014.

"Our backlog remains stable through the second quarter, but as expected, order intake has softened from the peak order months at the end of last year. We expect our Class 8 truck sales to remain flat through the second quarter as we work to offset the decline in new truck sales to the energy sector with incremental business in other market segments and regions of the country benefiting from an improving economy," Rush explained.

Continued Growth

"We expanded our network of RushCare Rapid Parts regional parts call centers to include additional centers in Ohio, Illinois and West Texas with plans underway for an additional four in other parts of the country in the second quarter. These call centers use advanced communication technology to provide fast service with access to a wider range of in-stock parts inventory and expedited delivery," said Rush.

"We launched our telematics product offering this quarter, with units already operating on customers' vehicles and dedicated resources in place to support this product rollout. We are excited about the growth potential of this new technology, as we can provide an open-architecture platform that will integrate into virtually any fleet operation, enhancing our ability to monitor and measure vehicle performance in an effort to ultimately reduce our customers' overall costs of operation. Even further, we are piloting an advanced service management system in several of our shops that will lead to real-time status and transparent communication to customers," Rush continued.

"We are also unveiling our new Momentum Fuel Technologies compressed natural gas (CNG) fuel system solution next month at the Alternative Clean Transportation (ACT) Expo in Dallas and expect to be ramping up production for our CNG fuel systems within the next several months," added Rush.

"We continue to invest in new facility construction, remodels and renovations to enhance our network service capabilities. In 2015, we expect to complete major projects in Texas, Ohio and Colorado," Rush said.

Financial Highlights

In the first quarter, the Company's gross revenues totaled $1.194 billion, a 24.5% increase from gross revenues of $958.7 million reported for the first quarter ended March 31, 2014. Net income for the quarter was $16.8 million, or $0.41 per diluted share, compared to net income of $12.0 million, or $0.30 per diluted share, in the quarter ended March 31, 2014.

Parts, service and body shop revenues were $337.0 million in the first quarter of 2015, compared to $309.0 million in the first quarter of 2014. The Company delivered 4,074 new heavy-duty trucks, 2,686 new medium-duty commercial vehicles, 378 new light-duty commercial vehicles and 1,862 used commercial vehicles during the first quarter of 2015, compared to 2,688 new heavy-duty trucks, 1,966 new medium-duty commercial vehicles, 486 new light-duty commercial vehicles and 1,703 used commercial vehicles during the first quarter of 2014.

"As expected, expenses for the first quarter increased due to employee benefits and payroll taxes and costs related to the accelerated rollout of our business operating system. We completed our business system rollout this quarter, but we will continue to incur expenses related to training and support as newly integrated dealership locations transition to the new operating system over the next several months," Rush explained.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Wednesday, April 22, 2015, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (U.S.) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until July 10, 2015. Listen to the audio replay until April 29, 2015 by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering the Conference ID 22245350.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird.   The Company's vehicle centers are strategically located in high traffic areas on or near major highways throughout the United States. These one-stop centers offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, the growth potential of our telematics product offerings and the expected rollout and production of our new Momentum Fuel Technologies compressed natural gas (CNG) fuel system solution, demand for the Company's services and the impact of decreased energy sector activity are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,275	$191,463
Accounts receivable, net	208,177	170,027
Note receivable affiliate	6,140	8,168
Inventories, net	1,124,953	1,024,104
Prepaid expenses and other	16,463	28,312
Asset held for sale	5,053	5,053
Deferred income taxes, net	18,569	18,387
Total current assets	1,426,630	1,445,514

Investments	6,905	6,905
Property and equipment, net	976,303	923,080
Goodwill, net	274,304	265,145
Other assets, net	54,581	53,618
Total assets	$2,738,723	$2,694,262

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$912,600	$845,977
Current maturities of long-term debt	138,364	149,065
Current maturities of capital lease obligations	10,823	11,231
Liabilities directly associated with asset held for sale	5,920	6,160
Trade accounts payable	121,526	124,555
Customer deposits	38,548	44,879
Accrued expenses	65,099	92,743
Total current liabilities	1,292,880	1,274,610

Long-term debt, net of current maturities	434,267	429,189
Capital lease obligations, net of current maturities	48,554	46,019
Other long-term liabilities	4,192	4,470
Deferred income taxes, net	174,234	175,635

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2015 and 2014	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 30,157,533 class A shares and 10,092,981 class B shares outstanding in 2015; and 29,889,332 class A shares and 9,999,122 class B shares outstanding in 2014	429	424
Additional paid-in capital	277,349	272,486
Treasury stock, at cost: 2,616,657 class B shares	(43,368)	(41,904)
Retained earnings	550,574	533,793
Accumulated other comprehensive loss, net of tax	(388)	(460)
Total shareholders' equity	784,596	764,339
Total liabilities and shareholders' equity	$2,738,723	$2,694,262

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Revenues:
New and used commercial vehicle sales	$800,194	$600,900
Parts and service sales	337,022	308,974
Lease and rental	47,792	40,989
Finance and insurance	4,531	4,076
Other	3,996	3,728
Total revenue	1,193,535	958,667

Cost of products sold:
New and used commercial vehicle sales	744,260	558,142
Parts and service sales	214,697	198,703
Lease and rental	40,956	35,897
Total cost of products sold	999,913	792,742

Gross profit	193,622	165,925
Selling, general and administrative	152,627	134,445
Depreciation and amortization	9,994	8,818
Gain (loss) on sale of assets	(672)	84
Operating income	30,329	22,746
Interest expense, net	2,941	3,131
Income before taxes	27,388	19,615
Provision for income taxes	10,607	7,601
Net income	$16,781	$12,014

Earnings per common share:
Earnings per common share - Basic	$ 0.42	$ 0.31
Earnings per common share - Diluted	$ 0.41	$ 0.30

Weighted average shares outstanding:
Basic	40,066	39,332
Diluted	40,985	40,511

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance and assess capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
	March 31,	March 31,
Vehicle Sales Revenue (in thousands)	2015	2014
New heavy-duty vehicles	$512,869	$373,048
New medium-duty vehicles (including bus sales revenue)	188,758	140,888
New light-duty vehicles	12,941	15,689
Used vehicles	80,487	67,162
Other vehicles	5,139	4,113

Absorption Ratio	115.3%	111.2%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers' "absorption ratio" to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

	March 31,	March 31,
Debt Analysis (in thousands)	2015	2014
Floor plan notes payable	$912,600	$659,289
Current maturities of long-term debt	138,364	103,725
Current maturities of capital lease obligations	10,823	10,697
Liabilities directly associated with asset held for sale	5,920	─
Long-term debt, net of current maturities	434,267	416,011
Capital lease obligations, net of current maturities	48,554	35,246
Total Debt (GAAP)	1,550,528	1,224,968
Adjustments:
Debt related to lease & rental fleet	(552,223)	(453,531)
Floor plan notes payable	(912,600)	(659,289)
Adjusted Total Debt (Non-GAAP)	85,705	112,148
Adjustments:
Cash and cash equivalents	(47,275)	(94,369)
Adjusted Net Debt (Non-GAAP)	$38,430	$17,779

Management uses "Adjusted Total Debt" to reflect the Company's estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and "Adjusted Net Debt" to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company's balance sheet. The FPNP is used to finance the Company's new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company's credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company's lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company's rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company's total debt for this purpose provides management a more accurate picture of the Company's capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Total Debt" and "Adjusted Net Debt" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company's debt obligations, as reported in the Company's consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
	March 31,	March 31,
EBITDA (in thousands)	2015	2014
Net Income (GAAP)	$84,724	$47,684
Provision for income taxes	53,592	30,892
Interest expense	11,008	11,311
Depreciation and amortization	41,962	31,633
(Gain) loss on sale of assets	605	(48)
EBITDA (Non-GAAP)	191,891	121,472
Adjustments:
Interest expense associated with FPNP	(8,683)	(8,090)
W. Marvin Rush retirement payment accrual	─	10,777
Adjusted EBITDA (Non-GAAP)	$183,208	$124,159

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management's presentation of Adjusted Total Debt, in each case reflecting management's view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management a more accurate picture of its operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis. Management recorded a one-time charge to selling, general and administrative expense during the second quarter of 2013 related to the Retirement and Transition Agreement between W. Marvin Rush and the Company. Management views this as a non-recurring event that is not indicative of the core operating expenses of the Company. Management believes adding back this one-time charge to EBITDA provides both the investors and management a more accurate picture of the Company's core operating results. "EBITDA" and "Adjusted EBITDA" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company's consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
	March 31,	March 31,
Free Cash Flow (in thousands)	2015	2014
Net cash provided by (used in) operations (GAAP)	$ (547)	$109,232
Acquisition of property and equipment	(290,073)	(214,631)
Free cash flow (Non-GAAP)	(290,620)	(105,399)
Adjustments:
Draws on floor plan financing, net	233,961	125,339
Proceeds from L&RFD	191,915	193,453
Debt proceeds related to business acquisitions	─	(54,663)
Principal payments on L&RFD	(119,063)	(91,312)
Non-maintenance capital expenditures	77,993	35,262
Adjusted Free Cash Flow (Non-GAAP)	$94,186	$102,680

"Free Cash Flow" and "Adjusted Free Cash Flow" are key financial measures of the Company's ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company's operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities, (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities, (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities, (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities, and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities and the development of the business system) that are not considered necessary to maintain the current level of cash generated by the business. "Free Cash Flows" and "Adjusted Free Cash Flows" are both presented so that investors have the same financial data that management uses in evaluating the Company's cash flows from operating activities. "Free Cash Flow" and "Adjusted Free Cash Flow" are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company's consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	March 31,	March 31,
Invested Capital (in thousands)	2015	2014
Total Shareholders' equity (GAAP)	$784,596	$681,948
Adjusted net debt (Non-GAAP)	38,430	17,779
Adjusted Invested Capital (Non-GAAP)	$823,026	$699,727

"Adjusted Invested Capital" is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company's leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. "Adjusted Net Debt" and "Adjusted Invested Capital" are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226